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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference into the Registration Statements on Form S-8 (nos. 333-17275 and 33-38192) and on Form S-3 (Nos. 333-15753,
333-2716, 333-40693, 333-44165, 333-64363 and 333-53503) of Family Golf Centers,
Inc. (the "Company") of our report dated April 6, 2000, with respect to Note L, April 14, 2000, relating to our audit of the consolidated financial statements of the Company appearing in the 1999 Annual Report on Form 10-K of the Company. Such report contains an explanatory paragraph indicating that substantial doubt exists about the Company's ability to continue as a going concern.



/s/ RICHARD A. EISNER & COMPANY, LLP
RICHARD A. EISNER & COMPANY, LLP
New York, New York
April 13, 2000